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            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Strategic Diagnostics Inc.:

We consent to the use of our report dated February 13, 2004 with respect to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

Our report refers to the adoption by the Company of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.




                                                    /s/KPMG LLP


Philadelphia, Pennsylvania
August 12, 2004